Exhibit 99.2

Apollo Group, Inc. News Release
APOLLO GLOBAL COMPLETES ACQUISITION OF UK-BASED BPP HOLDINGS PLC
Phoenix, Arizona, July 30, 2009 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group” “Apollo” or “the Company”) today announced that its majority-owned subsidiary Apollo Global, Inc. has completed the previously announced acquisition of UK-based BPP Holdings plc (LSE:BPP) (“BPP”).
“We are excited to welcome BPP to Apollo Global and look forward to joining together to provide enhanced educational advancement and career development opportunities to professionals in the UK and throughout Europe,” said Greg Cappelli, co-chief executive officer of Apollo Group and chairman of Apollo Global.  “BPP provides us with an ideal platform from which we can expand our European presence. We have long been impressed with BPP, the reputation of its academic programs, the caliber of the faculty and employees, and the leadership and direction of its management team. Together our organizations are a good fit strategically, operationally and culturally.”
In accordance with the previously announced terms of the transaction, Apollo Global purchased all of the outstanding shares of BPP at 620 pence per share in cash. At current exchange rates, the purchase price for BPP, including assumed term debt and seasonally drawn revolver, as well as transaction related expenses, less cash acquired, is approximately $607 million. The transaction, less net debt assumed, is being funded by an intercompany loan of approximately $104 million from Apollo Group to Apollo Global, $375 million in capital contributions from Apollo Group and $55 million in capital contributions from Apollo Global’s minority shareholder, the Carlyle Group (“Carlyle”). After this transaction and including all previous capital contributions, Apollo Group’s ownership in Apollo Global has increased to approximately 86.1% from the previous 80.1%. Based upon the preliminary purchase price allocation, the Company does not expect the acquisition to have a material impact on its earnings per share in fiscal 2010 and believes BPP will create long-term shareholder value.
Brooke Coburn, managing director and head of Carlyle Growth Partners and a member of the Board of Apollo Global, added, “We are delighted with the addition of the BPP organization into our portfolio of education investments. We are excited about the potential of the large and growing global education sector, and we are pleased to have an organization with the history and reputation of BPP as a platform to expand this mission into the European market.”
“This is an exciting opportunity for BPP,” said Roger Siddle, chief executive officer of BPP Holdings.  “Joining Apollo Global will provide the business with access to Apollo’s substantial expertise and resources, helping us continue to innovate and deliver the high quality education our students and customers expect. The combination of our leading positions in our chosen markets, breadth of teaching talent, and Apollo’s deep understanding and experience in delivering a broad range of educational programs will create a stronger force in the European market and greater opportunities for BPP’s students and employees. I look forward to being a part of the continuing success of the combined organization.”
Founded in 1976 and based in London, England, BPP is a leading provider of education and training to professionals in the legal and finance industries. It is organized into three business divisions: (1) Professional Education, which provides certification and continuing education in accounting and tax, professional development and financial services; (2) College of Professional Studies, which operates four law schools, human resource training and a business school; and (3) Mander Portman Woodward (MPW), which operates independent fifth and sixth form colleges (similar to preparatory schools in the US). BPP is the first private sector institution to have been granted degree awarding powers in the UK.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of May 31, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
About Apollo Global, Inc.
Apollo Global, Inc., formed in 2007, is a joint venture between Apollo Group, Inc. and private equity firm, The Carlyle Group. Apollo Global’s vision is to broaden student opportunity, grow the knowledge base of the communities it serves and advance the educational landscape worldwide. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.
Forward-Looking Safe Harbor
Statements in this press release which are not statements of historical fact, including statements regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
US Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu
UK Media Contact:
David Waller / James Devas ~ The Maitland Consultancy Ltd. ~ (44) 020-7379-5151 ~
dwaller@maitland.co.uk / jdevas@maitland.co.uk